Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS FIRST QUARTER RESULTS
CONFIRMS 2016 ADJUSTED EPS GUIDANCE

First Quarter Year-over-year Highlights:

•	Net revenues increased 18.9% to $43.2 billion

•
Operating profit increased 2.0% to $2.2 billion, including the effect of acquisition-related integration costs of $61 million; operating profit increased approximately 5.0% excluding the acquisition-related integration costs

•	Adjusted EPS increased 4.0% to $1.18; GAAP diluted EPS of $1.04

•	Generated free cash flow of $1.8 billion and cash flow from operations of $2.4 billion

2016 Guidance:

•	Confirmed full year Adjusted EPS of $5.73 to $5.88

•
As expected, GAAP diluted EPS is revised, to $5.24 to $5.39 from $5.28 to $5.43, recognizing the impact in the first quarter of the acquisition-related integration costs and a charge related to a disputed 1999 legal settlement

•	Provided second quarter Adjusted EPS guidance of $1.28 to $1.31; GAAP diluted EPS of $1.17 to $1.20; both excluding acquisition-related integration costs

•	Confirmed full year free cash flow of $5.3 to $5.6 billion; cash flow from operations of $7.6 to $7.9 billion

WOONSOCKET, RHODE ISLAND, May 3, 2016 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2016.

Revenues

Net revenues for the three months ended March 31, 2016 increased 18.9%, or $6.9 billion, to $43.2 billion, compared to the three months ended March 31, 2015. Revenues in the Pharmacy Services Segment increased 20.5%, or $4.9 billion, to $28.8 billion in the three months ended March 31, 2016. The increase was primarily driven by pharmacy network claim volume and growth in specialty pharmacy. Pharmacy network claims processed during the three months ended March 31, 2016 increased 22.6% to 283 million, compared to 231 million in the prior year. The increase in pharmacy network claim volume was primarily due to the growth in net new business. Mail choice claims processed during the three months ended March 31, 2016, increased 6.6%, to 21.7 million, compared to 20.3 million in the prior year. The increase in mail choice claims was primarily driven by the continued adoption of our Maintenance Choice® offerings.

Revenues in the Retail/LTC Segment increased 18.6%, or $3.2 billion, to $20.1 billion, in the three months ended March 31, 2016. The increase was primarily driven by the addition of the long-term care ("LTC") operations acquired as part of the acquisition of Omnicare, Inc. ("Omnicare") in August 2015, the addition of the pharmacies and clinics of Target Corporation ("Target") acquired in December 2015 and pharmacy same store sales growth. Same store sales increased 4.2% versus the first quarter of last year. Same store sales were positively affected by approximately 125 basis points due to an additional day in 2016 related to leap year. Pharmacy same store sales rose 5.5% and pharmacy same store prescription volumes rose 5.9% on a 30-day equivalent basis. Pharmacy same store sales were negatively affected by approximately 360 basis points from recent generic drug introductions, and positively affected by approximately 130 basis points from the additional day in 2016 related to leap year. Front store same store sales increased 0.7%. Front store same store sales were negatively affected by softer customer traffic, partially offset by an increase in basket size and the shift of Easter from April in 2015 to March in 2016, which positively affected front store same store sales by approximately 80 basis points. Front store same store sales were also positively affected by approximately 105 basis points from the additional day in 2016 related to leap year.

For the three months ended March 31, 2016, the generic dispensing rate increased approximately 170 basis points to 85.2% in the Pharmacy Services Segment and increased approximately 125 basis points to 85.7% in the Retail/LTC Segment.

Operating Profit

For the three months ended March 31, 2016, consolidated operating profit increased $44 million, or 2.0%. Excluding acquisition-related integration costs of $61 million and a $3 million legal charge related to a disputed 1999 legal settlement, consolidated operating profit increased $108 million, or 5.0%, from $2,132 million for the three months ended March 31, 2015 to $2,240 million for the three months ended March 31, 2016. For the three months ended March 31, 2016, operating profit increased by $48 million, or 6.6%, in the Pharmacy Services Segment and by $50 million, or 2.9%, in the Retail/LTC Segment. Excluding acquisition-related integration costs of $61 million, the Retail/LTC Segment operating profit grew $111 million, or 6.4% from $1,727 million for the three months ended March 31, 2015 to $1,838 million for the three months ended March 31, 2016. Both segments benefited from the Omnicare acquisition and increased generic drugs dispensed. The Pharmacy Services Segment was also positively affected by growth in specialty pharmacy and favorable purchasing economics, partially offset by price compression. The Retail/LTC Segment was also positively affected by increased sales and an improved front store margin rate. These positive factors for the Retail/LTC Segment, along with the benefits from the Omnicare acquisition and generic drugs dispensed, were partially offset by continued reimbursement pressure.

Net Income and Earnings Per Share

Net income for the three months ended March 31, 2016 was $1.1 billion, a decrease of $74 million or 6.1%. The decrease is primarily driven by an increase in interest expense of $149 million and $61 million of acquisition-related integration costs, partially offset by an increase in operating profit. The increase in interest expense is primarily due to the issuance of $15 billion of long-term debt in July 2015 that was used to acquire Omnicare and the pharmacies and clinics of Target, as well as the debt assumed through the acquisition of Omnicare in August 2015.

Adjusted earnings per share (“Adjusted EPS”) for the three months ended March 31, 2016 and 2015, was $1.18 and $1.14, respectively. Adjusted EPS excludes $199 million and $129 million of intangible asset amortization for the three months ended March 31, 2016 and 2015, respectively. Adjusted EPS for the three months ended March 31, 2016 also excludes $61 million of acquisition-related integration costs and a $3 million legal charge related to a legacy lawsuit challenging the 1999 settlement by MedPartners of various securities class actions and a related derivative claim. GAAP earnings per diluted share (“GAAP diluted EPS”) for the three months ended March 31, 2016 was $1.04, compared to $1.07 in the prior year.

President and Chief Executive Officer Larry Merlo stated, “We posted solid results this quarter and are off to a strong start in 2016. Operating profit in the retail business was in line with our expectations while operating profit in the PBM exceeded our expectations, driven by strong prescription volumes. We also generated $1.8 billion of free cash during the quarter and continued to return value to our shareholders through high-return investments in our business as well as dividends and share repurchases.”

Mr. Merlo continued, “Our contract wins have grown for the 2016 PBM selling season and our 2017 season is off to a solid start with some early wins. Our distinctive, channel-agnostic solutions are resonating strongly in the market as they continue to control patient and client costs while improving health outcomes. We continue to believe we have the right strategy for success in the evolving health care marketplace.”

Guidance

The Company confirmed its previous Adjusted EPS guidance for the full year 2016. The Company expects to deliver Adjusted EPS of $5.73 to $5.88. The Company revised the GAAP diluted EPS to $5.24 to $5.39 from $5.28 to $5.43 to reflect the impact in the first quarter of acquisition-related integration costs and a charge related to a disputed 1999 legal settlement. When the Company reports subsequent quarters, full-year 2016 GAAP diluted EPS is expected to be revised downward to reflect the impact from future acquisition-related integration costs, which are not currently included in guidance. The Company expects to deliver Adjusted EPS of $1.28 to $1.31 and GAAP diluted EPS of $1.17 to $1.20 in the second quarter of 2016. The Company continues to expect to deliver 2016 free cash flow of $5.3 billion to $5.6 billion and 2016 cash flow from operations of $7.6 billion to $7.9 billion.

Real Estate Program

During the three months ended March 31, 2016, the Company opened 24 new retail stores and closed five retail stores. In addition, the Company relocated 14 retail stores. As of March 31, 2016, the Company operated 9,674 retail stores, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,600 retail pharmacies, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 80 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
 — Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2016	2015

Net revenues	$43,215	$36,332
Cost of revenues	36,471	30,168
Gross profit	6,744	6,164
Operating expenses	4,568	4,032
Operating profit	2,176	2,132
Interest expense, net	283	134
Income before income tax provision	1,893	1,998
Income tax provision	746	777
Net income	1,147	1,221
Net income attributable to noncontrolling interest	(1)	—
Net income attributable to CVS Health	$1,146	$1,221

Net income per share attributable to CVS Health:
Basic	$1.04	$1.08
Diluted	$1.04	$1.07
Weighted average shares outstanding:
Basic	1,092	1,128
Diluted	1,099	1,136
Dividends declared per share	$0.425	$0.350

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
In millions, except per share amounts	2016	2015
Assets:
Cash and cash equivalents	$1,779	$2,459
Short-term investments	85	88
Accounts receivable, net	13,025	11,888
Inventories	13,912	14,001
Other current assets	612	722
Total current assets	29,413	29,158
Property and equipment, net	9,862	9,855
Goodwill	38,115	38,106
Intangible assets, net	13,750	13,878
Other assets	1,494	1,440
Total assets	$92,634	$92,437

Liabilities:
Accounts payable	$7,361	$7,490
Claims and discounts payable	8,530	7,653
Accrued expenses	7,444	6,829
Current portion of long-term debt	1,202	1,197
Total current liabilities	24,537	23,169
Long-term debt	26,267	26,267
Deferred income taxes	4,232	4,217
Other long-term liabilities	1,567	1,542
Commitments and contingencies	—	—
Redeemable noncontrolling interest	—	39

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,701 shares issued and 1,081 shares outstanding at March 31, 2016 and 1,699 shares issued and 1,101 shares
outstanding at December 31, 2015	17	17
Treasury stock, at cost: 619 shares at March 31, 2016 and 597 shares at December 31,
2015	(31,058)	(28,886)
Shares held in trust: 1 share at March 31, 2016 and December 31, 2015	(31)	(31)
Capital surplus	31,254	30,948
Retained earnings	36,182	35,506
Accumulated other comprehensive income (loss)	(339)	(358)
Total CVS Health shareholders’ equity	36,025	37,196
Noncontrolling interest	6	7
Total shareholders’ equity	36,031	37,203
Total liabilities and shareholders’ equity	$92,634	$92,437

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2016	2015
Cash flows from operating activities:
Cash receipts from customers	$41,482	$34,570
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(35,575)	(28,276)
Cash paid to other suppliers and employees	(2,961)	(4,162)
Interest received	5	3
Interest paid	(378)	(87)
Income taxes paid	(161)	(64)
Net cash provided by operating activities	2,412	1,984

Cash flows from investing activities:
Purchases of property and equipment	(598)	(419)
Proceeds from sale-leaseback transactions	—	25
Proceeds from sale of property and equipment and other assets	2	8
Acquisitions (net of cash acquired) and other investments	(51)	(61)
Purchase of available-for-sale investments	(36)	(113)
Sale or maturity of available-for-sale investments	50	16
Net cash used in investing activities	(633)	(544)

Cash flows from financing activities:
Decrease in short-term debt	—	(185)
Purchase of noncontrolling interest in subsidiary	(39)	—
Dividends paid	(470)	(399)
Proceeds from exercise of stock options	92	126
Excess tax benefits from stock-based compensation	27	59
Repurchase of common stock	(2,066)	(2,007)
Other	(4)	—
Net cash used in financing activities	(2,460)	(2,406)
Effect of exchange rates on cash and cash equivalents	1	3
Net decrease in cash and cash equivalents	(680)	(963)
Cash and cash equivalents at the beginning of the period	2,459	2,481
Cash and cash equivalents at the end of the period	$1,779	$1,518

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,147	$1,221
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	617	490
Stock-based compensation	57	44
Deferred income taxes and other non-cash items	17	(31)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,131)	(481)
Inventories	89	(313)
Other current assets	106	269
Other assets	(52)	(52)
Accounts payable and claims and discounts payable	798	756
Accrued expenses	741	153
Other long-term liabilities	23	(72)
Net cash provided by operating activities	$2,412	$1,984

Adjusted Earnings Per Share
(Unaudited)

The Company is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the Company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended March 31,
In millions, except per share amounts	2016	2015
Income before income tax provision	$1,893	$1,998
Non-GAAP adjustments:
Amortization of intangible assets	199	129
Acquisition-related integration costs(1)	61	—
Charge related to a disputed 1999 legal settlement	3	—
Adjusted income before income tax provision	2,156	2,127
Adjusted income tax provision	847	828
Adjusted net income	1,309	1,299
Net income attributable to noncontrolling interest	(1)	—
Income allocable to participating securities	(7)	(5)
Adjusted net income attributable to CVS Health	$1,301	$1,294

Weighted average diluted shares outstanding	1,099	1,136
Adjusted EPS	$1.18	$1.14

(1)	Costs associated with the acquisitions of Omnicare and the pharmacies and clinics of Target.

Free Cash Flow
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year cash flow performance using free cash flow.
The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
In millions	2016	2015

Net cash provided by operating activities	$2,412	$1,984
Subtract: Additions to property and equipment	(598)	(419)
Add: Proceeds from sale-leaseback transactions	—	25
Free cash flow	$1,814	$1,590

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services Segment and Retail/LTC Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail/LTC Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
March 31, 2016:
Net revenues	$28,765	$20,112	$—	$(5,662)	$43,215
Gross profit(3)	1,102	5,830	—	(188)	6,744
Operating profit (loss)(3)	782	1,777	(212)	(171)	2,176
March 31, 2015:
Net revenues	23,879	16,951	—	(4,498)	36,332
Gross profit	1,026	5,295	—	(157)	6,164
Operating profit (loss)	734	1,727	(189)	(140)	2,132

(1)	Net revenues of the Pharmacy Services Segment include approximately $3.0 billion and $2.5 billion of retail co-payments for the three months ended March 31, 2016 and 2015, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur when Pharmacy Services Segment members fill prescriptions at either the Company's retail pharmacies or long-term care facilities. Revenues are recorded in both segments and are eliminated in consolidation. Gross profit and operating profit related to the Company's Maintenance Choice® programs are recorded in both segments and are also eliminated in consolidation.

(3)
The Retail/LTC Segment gross profit and operating profit for the three months ended March 31, 2016 include $4 million and $57 million, respectively, of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2016	2015

Net revenues	$28,765	$23,879
Gross profit	1,102	1,026
Gross profit % of net revenues	3.8%	4.3%
Operating expenses	320	292
Operating expense % of net revenues	1.1%	1.2%
Operating profit	782	734
Operating profit % of net revenues	2.7%	3.1%
Net revenues:
Mail choice(1)	$10,150	$8,750
Pharmacy network(2)	18,536	15,059
Other	79	70
Pharmacy claims processed:
Total	304.8	251.1
Mail choice(1)	21.7	20.3
Pharmacy network(2)	283.1	230.8
Generic dispensing rate:
Total	85.2%	83.5%
Mail choice(1)	77.3%	76.1%
Pharmacy network(2)	85.8%	84.1%
Mail choice penetration rate	17.6%	19.8%

(1)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims inclusive of Specialty Connect® claims filled at retail, as well as prescriptions filled at retail under the Maintenance Choice® program.

(2)
Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty pharmacies, including our retail drugstores and long-term care pharmacies, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2016	2015

Net revenues	$20,112	$16,951
Gross profit(1)	5,830	5,295
Gross profit % of net revenues	29.0%	31.2%
Operating expenses(1)	4,053	3,568
Operating expense % of net revenues	20.1%	21.0%
Operating profit	1,777	1,727
Operating profit % of net revenues	8.8%	10.2%
Prescriptions filled (90 Day = 3 Rx)(2)	305.1	241.3
Net revenue increase (decrease):
Total	18.6%	2.9%
Pharmacy	23.7%	5.3%
Front store	2.6%	(3.6)%
Total prescription volume (90 Day = 3 Rx)(2)	16.0%	6.3%
Same store increase (decrease)(3):
Total sales	4.2%	1.2%
Pharmacy sales	5.5%	4.2%
Front store sales	0.7%	(6.1)%
Prescription volume (90 Day = 3 Rx)(2)	5.9%	5.1%
Generic dispensing rate	85.7%	84.4%
Pharmacy % of total revenues	74.7%	71.7%

(1)
Gross profit includes $4 million and operating expenses include $57 million of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target for the three months ended March 31, 2016.

(2)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(3)	Same store sales and prescriptions exclude revenues from MinuteClinic®, and revenue and prescriptions from stores in Brazil, long-term care operations and from commercialization services.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In millions, except per share amounts	Year Ending December 31, 2016

Income before income tax provision(1)	$9,330	$9,606
Non-GAAP adjustments:
Amortization of intangible assets	800	798
Acquisition-related integration costs(1)	61	61
Charge related to a disputed 1999 legal settlement	3	3
Adjusted income before income tax provision	10,194	10,468
Adjusted income tax provision	3,974	4,082
Adjusted net income	6,220	6,386
Net income attributable to noncontrolling interest	(7)	(7)
Income allocable to participating securities	(30)	(30)
Adjusted net income attributable to CVS Health	$6,183	$6,349

Weighted average diluted shares outstanding	1,080	1,080
Adjusted earnings per share	$5.73	$5.88

In millions, except per share amounts	Three Months Ending June 30, 2016

Income before income tax provision(1)	$2,069	$2,138
Non-GAAP adjustments:
Amortization of intangible assets	195	195
Adjusted income before income tax provision	2,264	2,333
Adjusted income tax provision	884	917
Adjusted net income	1,380	1,416
Net income attributable to noncontrolling interest	—	—
Income allocable to participating securities	(8)	(8)
Adjusted net income attributable to CVS Health	$1,372	$1,408

Weighted average diluted shares outstanding	1,075	1,075
Adjusted earnings per share(4)	$1.28	$1.31

(1)	Excludes anticipated acquisition-related integration costs for the acquisitions of Omnicare and the pharmacies and clinics of Target for the period from April 1, 2016 through December 31, 2016.

Free Cash Flow Guidance
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year cash flow performance using free cash flow. The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. .

In millions	Year Ending December 31, 2016

Net cash provided by operating activities	$7,575	$7,875
Subtract: Additions to property and equipment	(2,550)	(2,450)
Add: Proceeds from sale-leaseback transactions	275	175
Free cash flow	$5,300	$5,600